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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44337) pertaining to the Employee Stock Purchase Plan of CTC Communications Corp., the Registration Statement (Form S-8 No. 333-17613) pertaining to the 1996 Stock Option Plan of CTC Communications Corp. and the Registration Statement (Form S-8 No. 333-68767) pertaining to the 1998 Incentive Plan, the 1996 Stock Option Plan and the Employee Stock Purchase Plan of CTC Communications Corp. of our report dated May 19, 1999, with respect to the financial statements and schedule of CTC Communications Corp. included in the Annual Report (Form 10-K) for the year ended March 31, 1999.

Boston, Massachusetts
June 10, 1999

                                      /s/ ERNST & YOUNG LLP

                                      ERNST & YOUNG LLP